Exhibit 99.1

NOTICE OF MERGER OF

APPLESEED MERGER SUB LLC

WITH AND INTO

CORESITE REALTY CORPORATION

PURSUANT TO SECTION 3-106.1(e)

OF THE MARYLAND GENERAL CORPORATION LAW

November 26, 2021

Dear Stockholder of CoreSite Realty Corporation,

As previously announced, Appleseed Merger Sub LLC, a Maryland limited liability company (“Merger Sub”) and a wholly owned subsidiary of Appleseed Holdco LLC, a Delaware limited liability company (“Holdco”), has agreed to purchase (the “Offer”) all outstanding shares (the “Shares”) of common stock, $0.01 par value per share, of CoreSite Realty Corporation, a Maryland corporation (“CoreSite”), at a price of $170.00 per Share without interest and subject to any applicable withholding taxes, net to the seller in cash. The Offer will be made in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 14, 2021, among American Tower Investments LLC, a California limited liability company (“Parent”), American Tower Corporation, a Delaware corporation (“American Tower”), Holdco, Merger Sub, Appleseed OP Merger Sub LLC, a Delaware limited liability company (“OP Merger Sub”), CoreSite, and CoreSite, L.P., a Delaware limited partnership (the “Partnership”).

Subject to the terms and conditions of the Merger Agreement: (i) following the consummation of the Offer, Merger Sub will merge with and into CoreSite pursuant to Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), with CoreSite surviving as a wholly owned subsidiary of Holdco (the “Interim Surviving Entity”), without a vote of CoreSite’s stockholders (the “Company Merger”); (ii) substantially simultaneously with the Company Merger, OP Merger Sub will merge with and into the Partnership, with the Partnership continuing as the surviving limited partnership (the “Partnership Merger”); and (iii) immediately following the Company Merger and after the Partnership Merger, the Interim Surviving Entity will merge with and into Holdco, with Holdco continuing as the surviving limited liability company.

In accordance with Section 3-106.1(e) of the MGCL, notice of the Offer and the Company Merger and the other transactions contemplated by the Merger Agreement is hereby given by Merger Sub to each stockholder of record of CoreSite as of the date of this notice (this “Notice of Merger”). The Articles of Merger, pursuant to which the Company Merger will become effective, will be filed for record with the State Department of Assessments and Taxation of Maryland not earlier than 20 business days after the date of this Notice of Merger.

The Offer is subject to various conditions, including the “Minimum Tender Condition,” which requires that the number of Shares validly tendered and not withdrawn together with Shares owned by Parent or any of its wholly owned subsidiaries represents at least a majority of then-outstanding Shares at the time the Offer expires. In accordance with Section 3-202(c) of the MGCL, holders of Shares are not entitled to exercise appraisal rights in connection with the Company Merger.

Merger Sub, American Tower, Parent and Holdco intend to file with the Securities and Exchange Commission (the “SEC”), and will subsequently mail to each stockholder of CoreSite, materials relating to the Offer, including a Tender Offer Statement on Schedule TO, the Offer to Purchase, the related letter of transmittal and other Offer related materials. If you have questions about this Notice of Merger, the Offer or the Company Merger, you can call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 717-3904.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This notice is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CoreSite nor is it a substitute for any tender offer materials that American Tower, Parent, Holdco or CoreSite will file with the SEC. A solicitation and an offer to buy shares of CoreSite will be made only pursuant to an offer to purchase and related materials that American Tower intends to file with the SEC. At the time the tender offer is commenced, American Tower will file a Tender Offer Statement on Schedule TO with the SEC, and CoreSite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CORESITE’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of CoreSite at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting American Tower or CoreSite. Copies of the documents filed with the SEC by American Tower will be available free of charge under the “Investor Relations” section of American Tower’s website at www.americantower.com. Copies of the documents filed with the SEC by CoreSite are available free of charge under the “Investors” section of CoreSite’s website at www.coresite.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, American Tower and CoreSite file annual, quarterly and current reports, proxy statements and other information with the SEC. American Tower’s and CoreSite’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This notice contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. When we use words such as “projects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “forecasts,” “should,” “would,” “could,” “may” or similar expressions, we are making forward-looking statements. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to, the ability of the parties to consummate the proposed transaction, uncertainties as to the timing of the tender offer and mergers, uncertainties as to how many of CoreSite’s stockholders will tender their stock in the offer, the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction. For additional important factors that may cause actual results to differ materially from those indicated in these forward-looking statements, we refer you to the information contained in Item 1A of American Tower’s and CoreSite’s annual reports on Forms 10-K for the year ended December 31, 2020, each under the caption “Risk Factors” and in other periodic filings American Tower and CoreSite make with the SEC, including current reports on Form 8-K and quarterly reports on Form 10-Q, as well as the Schedule TO and related tender offer documents to be filed by American Tower and the Schedule 14D-9 to be filed by CoreSite.

You should keep in mind that any forward-looking statement we make in this notice speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. American Tower does not undertake any obligation to update the information contained in this notice to reflect subsequently occurring events or circumstances except as may be required by law.

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Sincerely,

Appleseed Merger Sub LLC

By:	/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

[Signature Page to MD Merger Notice]